FORM 8-K





                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549




                                 CURRENT REPORT




                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934




                        Date of Report: January 26, 1998




                               PECO ENERGY COMPANY
             (Exact name of registrant as specified in its charter)




          PENNSYLVANIA                1-1401               23-0970240
        (State or other               (SEC               (IRS Employer
        jurisdiction of             file number)         Identification
         incorporation)                                     Number)




              230l Market Street, Philadelphia, Pennsylvania 19101
               (Address of principal executive offices) (Zip Code)




               Registrant's telephone number, including area code:
                                 (215) 841-4000

Item 5.  Other Events

On January 26, 1998, the Board of Directors of PECO Energy Company, as a result of recent regulatory actions and the changing business environment, voted to reduce the Company's quarterly common stock dividend from 45 cents per share ($1.80 on an annual basis) to 25 cents per share ($1.00 on an annual basis), effective with the first quarter dividend, payable on March 31, 1998 to shareholders of record on February 20, 1998.

The Company also reported a net loss for 1997 of $1.5 billion or $6.80 per share. Included in these results was an extraordinary charge of $3.1 billion ($1.8 billion net of taxes) or $8.24 per share in the fourth quarter to reflect the effects of the December 1997 Pennsylvania Public Utility Commission (PUC) Order (as revised in January 1998) in the Company's restructuring proceeding. Also included in these results were several non-recurring charges totaling $214 million ($125 million net of taxes) or $0.56 per share; and a gain of $68.9 million ($0.18 per share) from a settlement agreement resolving a suit against Public Service Electric and Gas Company concerning the shutdown of Salem Generating Station.

"We know how important our dividend is to our shareholders and did not come to this decision easily, but the consequences of the PUC Order require this course of action," said Corbin A. McNeill, Jr., PECO Energy's chairman and chief executive officer. "After carefully weighing many factors, I believe today's action to reduce the dividend is the most prudent decision to make at this time, and is in the best long-term interests of our investors. In addition, we will implement an aggressive cost containment program to help restore earnings."

Fourth quarter net loss was $1.891 billion, or $8.51 per share, compared with net income of $118 million or $0.51 per share, for the fourth quarter of 1996.

                                   SIGNATURES




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                                             PECO ENERGY COMPANY


                                                           \S\ J. Barry Mitchell
                                                         -----------------------
                                                         Vice President, Finance
                                                                   and Treasurer

January 26, 1998